Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151032 and 333-217891 on Form S-8 of our reports dated March 7, 2018, relating to the consolidated financial statements and financial statement schedules of Triple-S Management Corporation and its subsidiaries, and the effectiveness of  Triple-S Management Corporation's internal control over financial reporting, appearing in this Form 10-K of Triple-S Management Corporation for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

San Juan, Puerto Rico
March 7, 2018